Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Margie L. Blackwell
Investor Relations Director
Keating Capital, Inc.
mb@keatinginvestments.com
(720) 889-0133

MBA Polymers Receives Investment from Keating Capital

Pre-IPO Investor Supports Leader in Recycling Plastics

October 20, 2010 – Greenwood Village, Colorado – On October 15, 2010, Keating Capital, Inc. (www.KeatingCapital.com) made a $1.1 million investment in the $25 million Series G Convertible Preferred Stock offering of MBA Polymers, Inc. (www.mbapolymers.com) (“MBA Polymers”).  This investment is Keating Capital’s fourth portfolio company investment and its second investment in the cleantech space.

Founded in 1993 and based in Richmond, California, MBA Polymers is a global manufacturer of recycled plastics sourced from end of life durable goods and previously destined for a landfill, such as computers, electronics, appliances and automobiles.

MBA Polymers’ patented recycling technology allows it to sort, clean, purify and process reusable plastic materials.  Their recycled plastics are then sold as “drop-in” green replacements for virgin plastic to original equipment manufacturers (OEMs) and other customers who desire a cheaper and/or greener alternative to virgin plastics.  According to MBA Polymers, it is able to produce various types of plastics with comparable properties to virgin plastic manufacturers, while using 90% less energy, no petrochemicals and saving the atmosphere from billions of pounds of greenhouse gases.

By producing high-quality consistent products, MBA Polymers has been able to attract marquee customers, such as Electrolux and major OEMs in the electronics industry.  Examples of products in which MBA Polymers’ plastics are being used are:  printers, TV and monitor housings, computer tower stand supports, office products (stamps, folders, etc.), hangers, washers, dryers, refrigerators, vacuum components, license plate holders and various interior automotive components and motorcycle parts.

With state of the art commercial scale production facilities in China, Austria and the United Kingdom, and a demonstration facility in California, MBA Polymers is the only durable plastics recycler with a global footprint.

MBA Polymers has been featured in numerous publications including Time and Forbes and was recently featured by op-ed columnist Thomas Friedman in The New York Times.  In September, The Economist announced that Dr. Michael Biddle, Founder and President of MBA Polymers, will receive the Energy and Environment Innovation Award at the magazine’s upcoming 2010 Innovation Awards ceremony.  In addition, MBA Polymers has been named one of the top 100 CleanTech companies in the world, and one of the top 5 in Europe, by two different organizations.  MBA Polymers is a past winner of the following three international awards:  Thomas Alva Edison Award for Innovation, the World Economic Forum Tech Pioneer Award and the Tech Museum Intel Award for the Environment.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.